Exhibit 99.1
April 25, 2024

Dow reports first quarter 2024 results
FINANCIAL HIGHLIGHTS
•GAAP earnings per share was $0.73; operating earnings per share (EPS)1 was $0.56, compared to $0.58 in the year-ago period and $0.43 in the prior quarter. Operating EPS excludes significant items in the quarter, including income tax-related items and restructuring and efficiency costs, totaling $0.17 per share.
•Net sales were $10.8 billion, down 9% versus the year-ago period. Sales were up 1% sequentially, driven by gains in Performance Materials & Coatings and Industrial Intermediates & Infrastructure.
•Volume increased 1% versus the year-ago period, with gains in all regions except Europe, the Middle East, Africa and India (EMEAI). Excluding Hydrocarbons & Energy, volume increased 5% year-over-year. Sequentially, volume increased 1%, led by Performance Materials & Coatings. Excluding Hydrocarbons & Energy, volume increased 3% sequentially.
•Local price decreased 10% year-over-year. Sequentially, local price was flat, as modest gains in EMEAI were offset by slight declines in Asia Pacific and the U.S. & Canada.
•Currency was flat both year-over-year and sequentially.
•Equity earnings were $17 million, a $65 million improvement compared to the year-ago period and up $24 million sequentially, reflecting improvements in all of the Company’s principal joint ventures.
•GAAP net income was $538 million. Operating EBIT1 was $674 million, down $34 million year-over-year, driven by lower prices. Sequentially, Op. EBIT was up $115 million, reflecting gains in Performance Materials & Coatings and Industrial Intermediates & Infrastructure.
•Cash provided by operating activities – continuing operations was $460 million, down $71 million year-over-year and down $1.2 billion compared to the prior quarter due to a normal seasonal increase in working capital, as sales progressively increased during the quarter.
•Returns to shareholders totaled $693 million in the quarter, including $493 million in dividends and $200 million in share repurchases.

SUMMARY FINANCIAL RESULTS

	Three Months Ended Mar 31			Three Months Ended Dec 31
In millions, except per share amounts	1Q24	1Q23	vs. SQLY [B / (W)]	4Q23	vs. PQ [B / (W)]
Net Sales	$10,765	$11,851	$(1,086)	$10,621	$144
GAAP Income (Loss), Net of Tax	$538	$(73)	$611	$(95)	$633
Operating EBIT[1]	$674	$708	$(34)	$559	$115
Operating EBIT Margin[1]	6.3%	6.0%	30 bps	5.3%	100 bps
Operating EBITDA[1]	$1,394	$1,356	$38	$1,216	$178
GAAP Earnings (Loss) Per Share	$0.73	$(0.13)	$0.86	$(0.15)	$0.88
Operating Earnings Per Share[1]	$0.56	$0.58	$(0.02)	$0.43	$0.13
Cash Provided by Operating Activities - Cont. Ops	$460	$531	$(71)	$1,628	$(1,168)
1.Op. Earnings Per Share, Op. EBIT, Op. EBIT Margin and Op. EBITDA are non-GAAP measures. See page 6 for further discussion.
®TM Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow

Dow reports first quarter 2024 results

CEO QUOTE
Jim Fitterling, chair and chief executive officer, commented on the quarter:

“In the first quarter, we captured improving demand, maintained pricing and benefited from lower feedstock and energy costs. The strength of our cost-advantaged positions around the world led to higher operating rates. As a result, Team Dow delivered volume growth and margin expansion sequentially across our diverse portfolio. We also delivered on our capital allocation priorities, including returning $693 million in cash to shareholders during the quarter.”

“Dow once again delivered top-quartile performance in our annual benchmarking on three-year average cash flow, margins, return on invested capital and shareholder remuneration. Each of these can be attributed to our consistent operating and financial discipline.”

SEGMENT HIGHLIGHTS

Packaging & Specialty Plastics

	Three Months Ended Mar 31			Three Months Ended Dec 31
In millions, except margin percentages	1Q24	1Q23	vs. SQLY [B / (W)]	4Q23	vs. PQ [B / (W)]
Net Sales	$5,430	$6,114	$(684)	$5,641	$(211)
Operating EBIT	$605	$642	$(37)	$664	$(59)
Operating EBIT Margin	11.1%	10.5%	60 bps	11.8%	(70) bps
Equity Earnings	$25	$21	$4	$40	$(15)

Packaging & Specialty Plastics segment net sales in the quarter were $5.4 billion, down 11% versus the year-ago period. Local price decreased 8% year-over-year, primarily driven by lower energy and feedstock costs globally. Currency was flat. Volume decreased 3% year-over-year, driven by declines in the Hydrocarbons & Energy business primarily due to higher downstream derivative polymer demand, as well as lighter feedslate cracking in Europe. On a sequential basis, net sales decreased by 4% as increased demand for functional polymers in all regions was more than offset by lower merchant hydrocarbon and energy sales, as well as non-recurring licensing revenue.

Equity earnings were $25 million, an increase of $4 million compared to the year-ago period. Sequentially, equity earnings were down $15 million, driven by losses at our non-principal joint ventures and partly offset by lower equity losses at Sadara.

Operating EBIT was $605 million, a decrease of $37 million compared to the year-ago period, primarily due to lower integrated margins. Sequentially, Op. EBIT decreased by $59 million, as improved polyethylene integrated margins were more than offset by lower non-recurring licensing revenue and higher planned maintenance activity.

Packaging and Specialty Plastics business reported a net sales decline versus the year-ago period as improved demand for polyethylene, primarily in flexible food and specialty packaging, and for functional polymers in mobility and consumer end-markets, was more than offset by lower prices in all regions. Sequentially, net sales decreased due to lower non-recurring licensing sales, while derivative polymer sales remained resilient.

Hydrocarbons & Energy business reported a net sales decline compared to the year-ago period and sequentially, primarily due to higher internal derivative demand and lighter feedslate cracking, resulting in lower third-party hydrocarbon sales in EMEAI and the U.S. & Canada.

Dow reports first quarter 2024 results

Industrial Intermediates & Infrastructure

	Three Months Ended Mar 31			Three Months Ended Dec 31
In millions, except margin percentages	1Q24	1Q23	vs. SQLY [B / (W)]	4Q23	vs. PQ [B / (W)]
Net Sales	$3,008	$3,378	$(370)	$2,948	$60
Operating EBIT	$87	$123	$(36)	$15	$72
Operating EBIT Margin	2.9%	3.6%	(70) bps	0.5%	240 bps
Equity Losses	$(15)	$(73)	$58	$(57)	$42

Industrial Intermediates & Infrastructure segment net sales were $3 billion, down 11% versus the year-ago period. Local price declined 14% year-over-year. Currency decreased net sales by 1%. Volume was up 4% year-over-year, driven by gains in Polyurethanes & Construction Chemicals, primarily in EMEAI. On a sequential basis, net sales increased 2% as price and volume gains in the U.S. & Canada and EMEAI were partly offset by lower volumes in Asia Pacific due to typical Lunar New Year seasonality.

Equity losses for the segment were $15 million, an improvement of $58 million versus the year-ago period, driven by improvements at the Kuwait and Sadara joint ventures. Sequentially, equity losses improved by $42 million, driven primarily by lower equity losses at Sadara.

Operating EBIT was $87 million, compared to $123 million in the year-ago period, driven by lower prices in both businesses, which were partly offset by lower energy and feedstock costs, primarily in EMEAI, improved equity earnings, and volume gains in Polyurethanes & Construction Chemicals. On a sequential basis, operating EBIT was up $72 million, driven by improved equity earnings and higher operating rates, as well as lower energy and feedstock costs, primarily in EMEAI.

Polyurethanes & Construction Chemicals business reported a net sales decrease compared to the year-ago period, driven by local price declines which were partly offset by volume gains in all geographic regions. Sequentially, net sales were flat, as price and volume gains in the U.S. & Canada and EMEAI were offset by lower volumes in Asia Pacific, due to typical Lunar New Year seasonality, and in Latin America.

Industrial Solutions business reported a decrease in net sales compared to the year-ago period, driven by local price declines and the impact of an ongoing outage at Louisiana Operations. Sequentially, net sales increased, driven by volume gains in the U.S. & Canada and local price gains, which were partly offset by lower volumes in Asia Pacific, primarily due to lower ethylene oxide project-related catalyst sales.

Performance Materials & Coatings

	Three Months Ended Mar 31			Three Months Ended Dec 31
In millions, except margin percentages	1Q24	1Q23	vs. SQLY [B / (W)]	4Q23	vs. PQ [B / (W)]
Net Sales	$2,152	$2,276	$(124)	$1,894	$258
Operating EBIT	$41	$35	$6	$(61)	$102
Operating EBIT Margin	1.9%	1.5%	40 bps	(3.2)%	510 bps
Equity Earnings	$6	$3	$3	$6	$—

Performance Materials & Coatings segment net sales in the quarter were $2.2 billion, down 5% versus the year-ago period. Local price decreased 9% year-over-year with declines in both businesses. Volume was up 4% year-over-year, driven by gains primarily in the U.S. & Canada and Latin America. On a sequential basis, net sales were up 14% driven by higher volumes in both businesses and all geographic regions, primarily from typical seasonality.

Dow reports first quarter 2024 results

Operating EBIT was $41 million, compared to $35 million in the year-ago period, driven by volume growth and higher operating rates. Sequentially, Op. EBIT increased $102 million, driven by seasonally higher volumes and overall improved demand.

Consumer Solutions business reported a decrease in net sales versus the year-ago period, driven by lower prices in all geographic regions. Sequentially, net sales increased, driven by volume gains in all geographic regions and across most end-markets, led by higher volumes in siloxanes, seasonally higher volumes in building & construction and stronger demand for personal care applications.

Coatings & Performance Monomers business reported an increase in net sales compared to the year-ago period, driven by volume gains in all geographic regions, partly offset by lower local price. Sequentially, net sales increased due to seasonally higher volumes for building & construction end-markets, with gains across all geographic regions.

OUTLOOK

“In the near-term, demand in key end-markets from packaging and mobility to energy applications are trending sequentially higher and in-line with our expectations at the start of the year,” said Fitterling. “In addition, our high-value organic growth investments and our advantaged portfolio position Dow well to deliver earnings growth and enhanced shareholder value as the economic recovery gathers strength. This allows us the financial flexibility to advance our long-term Decarbonize & Grow and Transform the Waste strategies and capture more than $3 billion in underlying earnings improvement annually by 2030. We will share more about our strategic and financial priorities that will drive earnings growth and enable higher shareholder returns at our upcoming Investor Day on May 16, 2024.”

Conference Call
Dow will host a live webcast of its quarterly earnings conference call with investors to discuss its results, business outlook and other matters today at 8:00 a.m. ET. The webcast and slide presentation that accompany the conference call will be posted on the events and presentations page of investors.dow.com.

About Dow
Dow (NYSE: DOW) is one of the world’s leading materials science companies, serving customers in high-growth markets such as packaging, infrastructure, mobility and consumer applications. Our global breadth, asset integration and scale, focused innovation, leading business positions and commitment to sustainability enable us to achieve profitable growth and help deliver a sustainable future. We operate manufacturing sites in 31 countries and employ approximately 35,900 people. Dow delivered sales of approximately $45 billion in 2023. References to Dow or the Company mean Dow Inc. and its subsidiaries. Learn more about us and our ambition to be the most innovative, customer-centric, inclusive and sustainable materials science company in the world by visiting www.dow.com.

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Dow reports first quarter 2024 results

For further information, please contact:

Investors:	Media:
Pankaj Gupta	Sarah Young
pgupta@dow.com	syoung3@dow.com
+1 989-638-5265	+1 989-638-6871

Cautionary Statement about Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements often address expected future business and financial performance, financial condition, and other matters, and often contain words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “opportunity,” “outlook,” “plan,” “project,” “seek,” “should,” “strategy,” “target,” “will,” “will be,” “will continue,” “will likely result,” “would” and similar expressions, and variations or negatives of these words or phrases.

Forward-looking statements are based on current assumptions and expectations of future events that are subject to risks, uncertainties and other factors that are beyond Dow’s control, which may cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements and speak only as of the date the statements were made. These factors include, but are not limited to: sales of Dow’s products; Dow’s expenses, future revenues and profitability; any global and regional economic impacts of a pandemic or other public health-related risks and events on Dow’s business; any sanctions, export restrictions, supply chain disruptions or increased economic uncertainty related to the ongoing conflicts between Russia and Ukraine and in the Middle East; capital requirements and need for and availability of financing; unexpected barriers in the development of technology, including with respect to Dow's contemplated capital and operating projects; Dow's ability to realize its commitment to carbon neutrality on the contemplated timeframe, including the completion and success of its integrated ethylene cracker and derivatives facility in Alberta, Canada; size of the markets for Dow’s products and services and ability to compete in such markets; failure to develop and market new products and optimally manage product life cycles; the rate and degree of market acceptance of Dow’s products; significant litigation and environmental matters and related contingencies and unexpected expenses; the success of competing technologies that are or may become available; the ability to protect Dow’s intellectual property in the United States and abroad; developments related to contemplated restructuring activities and proposed divestitures or acquisitions such as workforce reduction, manufacturing facility and/or asset closure and related exit and disposal activities, and the benefits and costs associated with each of the foregoing; fluctuations in energy and raw material prices; management of process safety and product stewardship; changes in relationships with Dow’s significant customers and suppliers; changes in public sentiment and political leadership; increased concerns about plastics in the environment and lack of a circular economy for plastics at scale; changes in consumer preferences and demand; changes in laws and regulations, political conditions or industry development; global economic and capital markets conditions, such as inflation, market uncertainty, interest and currency exchange rates, and equity and commodity prices; business or supply disruptions; security threats, such as acts of sabotage, terrorism or war, including the ongoing conflicts between Russia and Ukraine and in the Middle East; weather events and natural disasters; disruptions in Dow’s information technology networks and systems, including the impact of cyberattacks; and risks related to Dow’s separation from DowDuPont Inc. such as Dow’s obligation to indemnify DuPont de Nemours, Inc. and/or Corteva, Inc. for certain liabilities.

Where, in any forward-looking statement, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. A detailed discussion of principal risks and uncertainties which may cause actual results and events to differ materially from such forward-looking statements is included in the section titled “Risk Factors” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 and the Company's subsequent Quarterly Reports on Form 10-Q. These are not the only risks and uncertainties that Dow faces. There may be other risks and uncertainties that Dow is unable to identify at this time or that Dow does not currently expect to have a material impact on its business. If any of those risks or uncertainties develops into an actual event, it could have a material adverse effect on Dow’s business. Dow Inc. and The Dow Chemical Company (“TDCC”) assume no obligation to update or revise publicly any forward-looking statements whether because of new information, future events, or otherwise, except as required by securities and other applicable laws.

®TM Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow

Non-GAAP Financial Measures
This earnings release includes information that does not conform to GAAP and are considered non-GAAP measures. Management uses these measures internally for planning, forecasting and evaluating the performance of the Company's segments, including allocating resources. Dow's management believes that these non-GAAP measures best reflect the ongoing performance of the Company during the periods presented and provide more relevant and meaningful information to investors as they provide insight with respect to ongoing operating results of the Company and a more useful comparison of year-over-year results. These non-GAAP measures supplement the Company's GAAP disclosures and should not be viewed as alternatives to GAAP measures of performance. Furthermore, such non-GAAP measures may not be consistent with similar measures provided or used by other companies. Non-GAAP measures included in this release are defined below. Reconciliations for these non-GAAP measures to GAAP are provided in the Selected Financial Information and Non-GAAP Measures section starting on page 11. Dow does not provide forward-looking GAAP financial measures or a reconciliation of forward-looking non-GAAP financial measures to the most comparable GAAP financial measures on a forward-looking basis because the Company is unable to predict with reasonable certainty the ultimate outcome of pending litigation, unusual gains and losses, foreign currency exchange gains or losses and potential future asset impairments, as well as discrete taxable events, without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP results for the guidance period.

Operating Earnings Per Share is defined as "Earnings (loss) per common share - diluted" excluding the after-tax impact of significant items.

Operating EBIT is defined as earnings (i.e., "Income (loss) before income taxes") before interest, excluding the impact of significant items.

Operating EBIT Margin is defined as Operating EBIT as a percentage of net sales.

Operating EBITDA is defined as earnings (i.e., "Income (loss) before income taxes") before interest, depreciation and amortization, excluding the impact of significant items.

Free Cash Flow is defined as "Cash provided by operating activities - continuing operations," less capital expenditures. Under this definition, Free Cash Flow represents the cash generated by the Company from operations after investing in its asset base. Free Cash Flow, combined with cash balances and other sources of liquidity, represent the cash available to fund obligations and provide returns to shareholders. Free Cash Flow is an integral financial measure used in the Company's financial planning process.

Cash Flow Conversion is defined as "Cash provided by operating activities - continuing operations," divided by Operating EBITDA. Management believes Cash Flow Conversion is an important financial metric as it helps the Company determine how efficiently it is converting its earnings into cash flow.

Operating Return on Capital (ROC) is defined as net operating profit after tax, excluding the impact of significant items, divided by total average capital, also referred to as ROIC.

Dow Inc. and Subsidiaries
Consolidated Statements of Income

In millions, except per share amounts (Unaudited)	Three Months Ended
	Mar 31, 2024	Mar 31, 2023
Net sales	$10,765	$11,851
Cost of sales	9,488	10,629
Research and development expenses	204	214
Selling, general and administrative expenses	442	428
Amortization of intangibles	81	81
Restructuring and asset related charges - net	45	541
Equity in earnings (losses) of nonconsolidated affiliates	17	(48)
Sundry income (expense) - net	61	79
Interest income	65	76
Interest expense and amortization of debt discount	199	185
Income (loss) before income taxes	449	(120)
Credit for income taxes	(89)	(47)
Net income (loss)	538	(73)
Net income attributable to noncontrolling interests	22	20
Net income (loss) available for Dow Inc. common stockholders	$516	$(93)

Per common share data:
Earnings (loss) per common share - basic	$0.73	$(0.13)
Earnings (loss) per common share - diluted	$0.73	$(0.13)

Weighted-average common shares outstanding - basic	704.5	708.2
Weighted-average common shares outstanding - diluted	705.5	708.2

Dow Inc. and Subsidiaries
Consolidated Balance Sheets

In millions, except share amounts (Unaudited)	Mar 31, 2024	Dec 31, 2023
Assets
Current Assets
Cash and cash equivalents	$3,723	$2,987
Accounts and notes receivable:
Trade (net of allowance for doubtful receivables - 2024: $71; 2023: $81)	5,212	4,718
Other	1,857	1,896
Inventories	6,373	6,076
Other current assets	1,283	1,937
Total current assets	18,448	17,614
Investments
Investment in nonconsolidated affiliates	1,240	1,267
Other investments (investments carried at fair value - 2024: $2,030; 2023: $1,877)	2,831	2,740
Noncurrent receivables	382	438
Total investments	4,453	4,445
Property
Property	60,662	60,203
Less: Accumulated depreciation	39,401	39,137
Net property	21,261	21,066
Other Assets
Goodwill	8,590	8,641
Other intangible assets (net of accumulated amortization - 2024: $5,445; 2023: $5,374)	1,967	2,072
Operating lease right-of-use assets	1,364	1,320
Deferred income tax assets	1,402	1,486
Deferred charges and other assets	1,332	1,323
Total other assets	14,655	14,842
Total Assets	$58,817	$57,967
Liabilities and Equity
Current Liabilities
Notes payable	$55	$62
Long-term debt due within one year	118	117
Accounts payable:
Trade	4,940	4,529
Other	1,847	1,797
Operating lease liabilities - current	324	329
Income taxes payable	448	419
Accrued and other current liabilities	2,517	2,704
Total current liabilities	10,249	9,957
Long-Term Debt	16,170	14,907
Other Noncurrent Liabilities
Deferred income tax liabilities	383	399
Pension and other postretirement benefits - noncurrent	4,800	4,932
Asbestos-related liabilities - noncurrent	761	788
Operating lease liabilities - noncurrent	1,071	1,032
Other noncurrent obligations	6,466	6,844
Total other noncurrent liabilities	13,481	13,995
Stockholders’ Equity
Common stock (authorized 5,000,000,000 shares of $0.01 par value each; issued 2024: 781,810,357 shares; 2023: 778,595,514 shares)	8	8
Additional paid-in capital	8,942	8,880
Retained earnings	21,796	21,774
Accumulated other comprehensive loss	(7,814)	(7,681)
Treasury stock at cost (2024: 78,604,527 shares; 2023: 76,302,081 shares)	(4,507)	(4,374)
Dow Inc.’s stockholders’ equity	18,425	18,607
Noncontrolling interests	492	501
Total equity	18,917	19,108
Total Liabilities and Equity	$58,817	$57,967

Dow Inc. and Subsidiaries
Consolidated Statements of Cash Flows

In millions (Unaudited)	Three Months Ended
	Mar 31, 2024	Mar 31, 2023
Operating Activities
Net income (loss)	$538	$(73)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	720	648
Provision (credit) for deferred income tax	7	(418)
Earnings of nonconsolidated affiliates less than dividends received	75	102
Net periodic pension benefit credit	(48)	(23)
Pension contributions	(34)	(41)
Net gain on sales of assets, businesses and investments	(11)	(49)
Restructuring and asset related charges - net	45	541
Other net loss	92	347
Changes in assets and liabilities, net of effects of acquired and divested companies:
Accounts and notes receivable	(600)	(68)
Inventories	(297)	163
Accounts payable	398	(631)
Other assets and liabilities, net	(425)	33
Cash provided by operating activities - continuing operations	460	531
Cash provided by operating activities - discontinued operations	4	4
Cash provided by operating activities	464	535
Investing Activities
Capital expenditures	(714)	(440)
Investment in gas field developments	(52)	(55)
Purchases of previously leased assets	—	(2)
Proceeds from sales of property, businesses and consolidated companies, net of cash divested	2	57
Acquisitions of property and businesses, net of cash acquired	—	(23)
Investments in and loans to nonconsolidated affiliates	(2)	—
Distributions and loan repayments from nonconsolidated affiliates	—	1
Purchases of investments	(679)	(165)
Proceeds from sales and maturities of investments	1,173	512
Other investing activities, net	1	(35)
Cash used for investing activities	(271)	(150)
Financing Activities
Changes in short-term notes payable	(20)	(91)
Proceeds from issuance of short-term debt greater than three months	7	—
Proceeds from issuance of long-term debt	1,381	13
Payments on long-term debt	(93)	(156)
Collections on securitization programs	4	—
Purchases of treasury stock	(200)	(125)
Proceeds from issuance of stock	42	55
Transaction financing, debt issuance and other costs	(11)	—
Employee taxes paid for share-based payment arrangements	(37)	(41)
Distributions to noncontrolling interests	(14)	(13)
Dividends paid to stockholders	(493)	(496)
Cash provided by (used for) financing activities	566	(854)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(54)	(41)
Summary
Increase (decrease) in cash, cash equivalents and restricted cash	705	(510)
Cash, cash equivalents and restricted cash at beginning of period	3,048	3,940
Cash, cash equivalents and restricted cash at end of period	$3,753	$3,430
Less: Restricted cash and cash equivalents, included in "Other current assets"	30	111
Cash and cash equivalents at end of period	$3,723	$3,319

Dow Inc. and Subsidiaries
Net Sales by Segment and Geographic Region

Net Sales by Segment	Three Months Ended
In millions (Unaudited)	Mar 31, 2024	Mar 31, 2023
Packaging & Specialty Plastics	$5,430	$6,114
Industrial Intermediates & Infrastructure	3,008	3,378
Performance Materials & Coatings	2,152	2,276
Corporate	175	83
Total	$10,765	$11,851
U.S. & Canada	$4,130	$4,450
EMEAI [1]	3,484	4,053
Asia Pacific	1,921	2,047
Latin America	1,230	1,301
Total	$10,765	$11,851

Net Sales Variance by Segment and Geographic Region	Three Months Ended Mar 31, 2024
	Local Price & Product Mix	Currency	Volume	Total
Percent change from prior year
Packaging & Specialty Plastics	(8)%	—%	(3)%	(11)%
Industrial Intermediates & Infrastructure	(14)	(1)	4	(11)
Performance Materials & Coatings	(9)	—	4	(5)
Total	(10)%	—%	1%	(9)%
Total, excluding the Hydrocarbons & Energy business	(11)%	(1)%	5%	(7)%
U.S. & Canada	(8)%	—%	1%	(7)%
EMEAI [1]	(12)	—	(2)	(14)
Asia Pacific	(11)	(2)	7	(6)
Latin America	(7)	—	2	(5)
Total	(10)%	—%	1%	(9)%

Net Sales Variance by Segment and Geographic Region	Three Months Ended Mar 31, 2024
	Local Price & Product Mix	Currency	Volume	Total
Percent change from prior quarter
Packaging & Specialty Plastics	(1)%	—%	(3)%	(4)%
Industrial Intermediates & Infrastructure	1	1	—	2
Performance Materials & Coatings	1	1	12	14
Total	—%	—%	1%	1%
Total, excluding the Hydrocarbons & Energy business	—%	—%	3%	3%
U.S. & Canada	(1)%	—%	5%	4%
EMEAI [1]	1	1	3	5
Asia Pacific	(2)	1	(7)	(8)
Latin America	—	—	(1)	(1)
Total	—%	—%	1%	1%
1.Europe, Middle East, Africa and India.

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Operating EBIT by Segment	Three Months Ended
In millions (Unaudited)	Mar 31, 2024	Mar 31, 2023
Packaging & Specialty Plastics	$605	$642
Industrial Intermediates & Infrastructure	87	123
Performance Materials & Coatings	41	35
Corporate	(59)	(92)
Total	$674	$708

Depreciation and Amortization by Segment	Three Months Ended
In millions (Unaudited)	Mar 31, 2024	Mar 31, 2023
Packaging & Specialty Plastics	$371	$320
Industrial Intermediates & Infrastructure	147	128
Performance Materials & Coatings	193	196
Corporate	9	4
Total	$720	$648

Operating EBITDA by Segment	Three Months Ended
In millions (Unaudited)	Mar 31, 2024	Mar 31, 2023
Packaging & Specialty Plastics	$976	$962
Industrial Intermediates & Infrastructure	234	251
Performance Materials & Coatings	234	231
Corporate	(50)	(88)
Total	$1,394	$1,356

Equity in Earnings (Losses) of Nonconsolidated Affiliates by Segment	Three Months Ended
In millions (Unaudited)	Mar 31, 2024	Mar 31, 2023
Packaging & Specialty Plastics	$25	$21
Industrial Intermediates & Infrastructure	(15)	(73)
Performance Materials & Coatings	6	3
Corporate	1	1
Total	$17	$(48)

Reconciliation of "Net income (loss)" to "Operating EBIT"	Three Months Ended
In millions (Unaudited)	Mar 31, 2024	Mar 31, 2023
Net income (loss)	$538	$(73)
+ Credit for income taxes	(89)	(47)
Income (loss) before income taxes	$449	$(120)
- Interest income	65	76
+ Interest expense and amortization of debt discount	199	185
- Significant items	(91)	(719)
Operating EBIT (non-GAAP)	$674	$708

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Three Months Ended Mar 31, 2024
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$449	$516	$0.73
Less: Significant items
Restructuring, implementation and efficiency costs, and asset related charges - net [4]	(91)	(72)	(0.10)	Cost of sales ($33 million); R&D ($1 million); SG&A ($12 million); Restructuring and asset related charges - net ($45 million)
Income tax related items [5]	—	194	0.27	Credit for income taxes
Total significant items	$(91)	$122	$0.17
Operating results (non-GAAP)	$540	$394	$0.56

Significant Items Impacting Results for the Three Months Ended Mar 31, 2023
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$(120)	$(93)	$(0.13)
Less: Significant items
Restructuring, implementation and efficiency costs, and asset related charges - net [4]	(551)	(436)	(0.61)	Cost of sales ($28 million); R&D ($1 million); SG&A ($11 million); Restructuring and asset related charges - net ($541 million), offset by Sundry income (expense) - net ($30 million)
Litigation related charges, awards and adjustments [6]	(177)	(138)	(0.19)	Cost of sales
Indemnification and other transaction related costs [7]	9	9	0.01	Sundry income (expense) - net
Income tax related items [8]	—	57	0.08	Credit for income taxes
Total significant items	$(719)	$(508)	$(0.71)
Operating results (non-GAAP)	$599	$415	$0.58
1."Income (loss) before income taxes."
2."Net income (loss) available for Dow Inc. common stockholders." The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3."Earnings (loss) per common share - diluted," which includes the impact of participating securities in accordance with the two-class method.
4.Restructuring charges and implementation and efficiency costs associated with the Company's 2023 Restructuring Program. Also includes impairment charges related to the write-down of certain manufacturing assets in 2024 and certain gains and losses associated with previously impaired equity investments in 2023.
5.Reassessment of interest and penalties related to a tax matter in a foreign jurisdiction.
6.Includes a loss associated with legacy agricultural products groundwater contamination matters.
7.Primarily related to charges associated with agreements entered into with DuPont and Corteva as part of the separation and distribution which, among other matters, provides for cross-indemnities and allocations of obligations and liabilities for periods prior to, at and after the completion of the separation.
8.Related to deferred tax assets in a foreign jurisdiction partially offset by a remeasurement of uncertain tax positions.

Dow Inc. and Subsidiaries
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Three Months Ended Dec 31, 2023
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results	$(352)	$(105)	$(0.15)
Less: Significant items
Restructuring, implementation and efficiency costs, and asset related charges - net [4]	(53)	(41)	(0.05)	Cost of sales ($55 million); R&D ($1 million); SG&A ($18 million); offset by Restructuring and asset related charges - net ($21 million)
Litigation related charges, awards and adjustments [5]	106	87	0.12	Sundry income (expense) - net
Argentine peso devaluation [6]	(177)	(67)	(0.09)	Cost of sales ($68 million); Sundry income (expense) - net ($109 million)
Pension settlement charges [7]	(642)	(493)	(0.70)	Sundry income (expense) - net
Indemnifications and other transaction related costs [8]	9	9	0.01	Sundry income (expense) - net
Income tax related items [9]	—	94	0.13	Credit for income taxes
Total significant items	$(757)	$(411)	$(0.58)
Operating results (non-GAAP)	$405	$306	$0.43
1."Income (loss) before income taxes."
2."Net income (loss) available for Dow Inc. common stockholders." The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3."Earnings (loss) per common share - diluted," which includes the impact of participating securities in accordance with the two-class method.
4.Restructuring charges and implementation and efficiency costs associated with the Company's 2023 Restructuring Program, partially offset by a credit from a prior restructuring program.
5.Related to a gain associated with a legal matter with Nova Chemicals Corporation.
6.Foreign currency losses and inventory valuation impacts related to the devaluation of the Argentine peso by the Argentina government in December 2023.
7.Non-cash settlement charges related to the purchase of nonparticipating group annuity contracts for certain Company pension plans in the United States and Canada.
8.Primarily related to charges associated with agreements entered into with DuPont and Corteva as part of the separation and distribution which, among other matters, provides for cross-indemnities and allocations of obligations and liabilities for periods prior to, at and after the completion of the separation.
9.Related to deferred tax assets in a foreign jurisdiction partially offset by an adjustment to certain foreign tax reserves.

Reconciliation of Free Cash Flow	Three Months Ended
In millions (Unaudited)	Mar 31, 2024	Mar 31, 2023
Cash provided by operating activities - continuing operations (GAAP)	$460	$531
Capital expenditures	(714)	(440)
Free Cash Flow (non-GAAP)	$(254)	$91

Reconciliation of Cash Flow Conversion	Three Months Ended
In millions (Unaudited)	Jun 30, 2023	Sep 30, 2023	Dec 31, 2023	Mar 31, 2024
Cash provided by operating activities - continuing operations (GAAP)	$1,347	$1,658	$1,628	$460
Net income (loss) (GAAP)	$501	$327	$(95)	$538
Cash flow from operations to net income (GAAP) [1]	268.9%	507.0%	N/A	85.5%
Cash flow from operations to net income - trailing twelve months (GAAP)				400.7%
Operating EBITDA (non-GAAP)	$1,534	$1,283	$1,216	$1,394
Cash Flow Conversion (Cash flow from operations to Operating EBITDA) (non-GAAP)	87.8%	129.2%	133.9%	33.0%
Cash Flow Conversion - trailing twelve months (non-GAAP)				93.8%
1.Cash flow from operations to net income is not applicable for the fourth quarter of 2023 due to a net loss for the period.